CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy Announces Dual Listing on NYSE Texas

Houston, TX, May 28, 2025 – U.S. Physical Therapy, Inc. (the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services headquartered in Houston, Texas, today announced a dual listing of its common stock on NYSE Texas, the newly launched fully electronic equities exchange based in Dallas, Texas.  U.S. Physical Therapy will maintain its primary listing on the New York Stock Exchange and trade with the same “USPH” ticker symbol on NYSE Texas.
Chris Reading, Chairman and Chief Executive Officer, said, “We are honored to join NYSE Texas as a Founding Member and to champion the dynamic growth, energy and grit that define this great state.  Being based in Texas has been a key advantage for us – helping us attract top talent and playing a significant role in our growth and success across the nation.  Texas’ strong and diverse economy makes it an exceptional place to do business.”
“As the first healthcare company to list on NYSE Texas, we are proud to welcome Chris and the USPH team to our growing community of Founding Members,” said Chris Taylor, Chief Development Officer, NYSE Group.
About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 776 outpatient physical therapy clinics in 44 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.